Exhibit 99.1

Somera Reports Results for Third Quarter of 2004

SANTA BARBARA, Calif., November 2, 2004 – Somera Communications, Inc. (NASDAQ: SMRA), a global provider of equipment lifecycle management services, today announced financial results for the third quarter of 2004.

Total revenue for the third quarter of 2004 was $22.7 million, compared with $25.8 million for the second quarter of 2004. Net loss under generally accepted accounting principles (GAAP) was $8.5 million, or $0.17 per share, compared with a $3.9 million net loss, or $0.08 per share, for the second quarter of 2004.

“During the quarter, we took a number of steps to rebalance and align our people, products, and services to better execute the growth elements of our lifecycle management strategy. We believe these actions will lower our breakeven revenue run rate for the future and put us on a path to profitability,” said David W. Heard, Somera’s President and Chief Executive Officer. “These actions combined with seasonality, carrier consolidation, and inventory adjustments, impacted revenue, margin, and expense levels.”

Somera’s gross margins for the third quarter of 2004 were 17%, compared with 27% reported in the second quarter of 2004. The decline in gross margins was a result of write-downs to align inventories with market demand, charges related to contracts remaining from a former services business, and the financial impact of booking a lower margin agreement with a national wireless operator disclosed in the first quarter of 2004.

Somera’s operating expenses for the third quarter of 2004 were $12.3 million, compared with $10.9 million for the second quarter of 2004. The sequential increase in expenses is related to Sarbanes-Oxley compliance, severance, salary and other related charges associated with rebalancing the organization and reducing operational support staff.

At the end of the third quarter of 2004, the company increased its cash and short-term investments to $43 million and continued to maintain no long-term debt. The company’s cash position reflects a tax refund of $6.8 million.

Outlook

“For the fourth quarter, we believe we will stabilize revenues at around current levels, with gross margins in the mid to high 20’s. Further, while we expect to continue our rebalancing actions in the fourth quarter, we believe the benefits from these steps will be realized in the first quarter of 2005. As always, we will remain very focused on our cash position and our inventory values,” said Heard.

“We believe we have a firm understanding of the core sales, marketing, and operational issues to address the opportunities for lifecycle management and achieve profitability on a quarterly basis during 2005. Our roadmap to profitability points to a business that provides attractive medium-to-longer-term growth in services that should be additive and accretive to our traditional business,” concluded Heard.

Teleconference and Webcast

Management’s teleconference and webcast are scheduled for 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time today and are open to everyone. Please dial 800.599.9816 for domestic calls, or 617.847.8705 for international calls, at least five minutes before start time and use passcode 17466475. The call will be simultaneously webcast on the Investor Relations page of the Somera web site at www.somera.com. Listeners will need to have Microsoft Media Player

Proprietary & Confidential

installed on their computers. A replay will be available from one after the call ends through December 2, 2004, 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time, at 888-286-8010 for domestic calls, or 617-801-6888 for international calls, passcode 24180505.

About Somera Communications

Somera provides equipment lifecycle management services to support carriers’ need to more profitably manage the assets of their aging networks at the lowest cost and greatest return. The company buys, sells, and services new and refurbished equipment and provides strategic support to maximize these equipment lifecycles. Founded in 1995, Somera has developed an impressive base of over 1,100 customers worldwide, including the industry leaders from each segment of the telecommunications market. Visit Somera on the Web at www.somera.com

This news release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 934, as amended, including those regarding Somera’s revenue, gross margin levels, and operating expenses, for the fourth quarter of 2004, Somera’s expectation for a return to growth and profitability and the expected timing of its achievement of profitability on a quarterly basis, Somera’s strategy and goals in future periods and the execution thereof, the company’s implementation of restructuring and rebalancing efforts, expected changes in market dynamics for the company’s customer base; Somera’s ability to execute on process efficiencies, the company’s expectation of improved industry fundamentals; the company’s ability to execute on its lifecycle management services offering; and the company’s ability to capitalize on future network equipment deployment opportunities. Forward-looking statements involve a number of risks and uncertainties including, but to limited to, general economic conditions particularly affecting the telecommunications industry; capital equipment spending levels in the telecommunications industry, including the risk of continued customer spending delays associated with carrier consolidation; the impact of competition in the market for supplying equipment t telecommunications operators; the risk of potential shortage of product supply; Somera’s ability to reduce operating expenses and breakeven revenue amounts; risks regarding the company’s ability to expand domestic and international operations and build lifecycle management services capabilities; and other factors fully described in the company’s reports to the Securities and Exchange Commission (SEC), including, but not limited to, the Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and Quarterly Reports on Form 10-Q. Actual results may differ materially from the statements contained in this new release. The company does not undertake to update any forward-looking statements that may be made by or on behalf of the company. Copies of Somera’s SEC filings may be obtained by contacting Investor Relations, Somera Communications, at 1-805-681-3322.

Contact:	Kelly Delany
Director of Communications
kdelany@somera.com
1-805-699-3384

Proprietary & Confidential

SOMERA COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	For the Three Months October 3, 2004	For the Three Months September 28, 2003	For the Nine Months October 3, 2004	For the Nine Months September 28, 2003
Equipment Revenue	$20,736	$26,393	$66,496	$89,750
Service Revenue	1,957	4,367	10,352	12,801
Total Revenue	$22,693	$30,760	$76,848	$102,551
Equipment Cost of Revenue	$17,346	$21,070	$51,935	$66,851
Service Cost of Revenue	1,455	3,246	7,554	10,268
Total Cost of Revenue	$18,801	$24,316	$59,489	$77,119
Gross profit	$3,892	$6,444	$17,359	$25,432
Operating expenses:
Selling, general & administrative	12,277	12,714	33,459	38,651
Amortization of intangible assets	17	50	50	702
Restructuring charges	—	—	—	25,329
Total operating expenses	$12,294	$12,764	$33,509	$64,682
Loss from operations	($8,402)	($6,320)	($16,150)	($39,250)
Interest and other income, net	(79)	70	(229)	491
Loss before income taxes	($8,481)	($6,250)	($16,379)	($38,759)
Income tax provision	8	(1,763)	42	(9,435)
Net Loss	($8,489)	($4,487)	($16,421)	($29,324)
Net income per share - basic and diluted	($0.17)	($0.09)	($0.33)	($0.60)
Weighted average number of shares outstanding:
Basic and diluted	49,808	49,150	49,685	49,065

CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	October 3, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$42,724	$41,842
Short-term investments	502	5,000
Accounts receivable, net	13,944	19,906
Inventories, net	12,431	13,804
Other current assets	3,236	10,487
Total current assets	72,837	91,039
Property and equipment, net	5,407	5,809
Other assets	93	117
Intangible assets	1,827	1,877
Total assets	$80,164	$98,842
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,397	$14,520
Accrued compensation	$2,322	3,478
Other accrued liabilities	$10,220	9,338
Deferred revenue	$522	1,369
Total current liabilities	$25,461	28,705
Stockholders’ Equity	$54,703	70,137
Total liabilities and stockholders’ equity	$80,164	$98,842